Exhibit 99.1

Invitation Homes Promotes Tim Lobner to Chief Operating Officer

DALLAS—(BUSINESS WIRE)—Invitation Homes Inc. (NYSE: INVH) (“Invitation Homes” or the “Company”) today announced the promotion of Timothy J. Lobner to Executive Vice President and Chief Operating Officer, effective March 2. Charles D. Young will continue in the role of President.

“We are extremely pleased to expand the role Tim plays in the organization and at the same time position Charles to focus more closely on our long-term strategy, including our plans for growth,” said Dallas Tanner, the Company’s Chief Executive Officer. “For more than a decade, both of these leaders have played an integral role in ensuring Invitation Homes maintains strong, effective operations. With this move, we continue developing our leadership to ensure both the continuity of our business and the success of our company.”

Mr. Lobner has served as Executive Vice President and Head of Field Operations for Invitation Homes since December 2023, overseeing the Company’s property management operations. Prior to that, he was Executive Vice President, Operations Support, since January 2014. Mr. Lobner joined Invitation Homes in October 2012. From 2006 to 2012, he worked at Trammell Crow Company, the commercial real estate development subsidiary of CBRE, where he focused on industrial, office, and retail opportunities. Before beginning his real estate career, Mr. Lobner served as a nuclear submarine officer in the United States Navy from 1999 to 2005. He holds a Bachelor of Science in Mechanical Engineering from the United States Naval Academy and a Master of Business Administration from the University of Chicago Booth School of Business.

About Invitation Homes:

Invitation Homes, an S&P 500 company, is the nation’s premier single-family home leasing and management company, meeting changing lifestyle demands by providing access to high-quality, updated homes with valued features such as close proximity to jobs and access to good schools. The company’s mission, “Together with you, we make a house a home,” reflects its commitment to providing homes where individuals and families can thrive and high-touch service that continuously enhances residents’ living experiences.

Investor Relations Contact:

Scott McLaughlin

844.456.INVH (4684)

IR@InvitationHomes.com

Media Relations Contact:

Kristi DesJarlais

844.456.INVH (4684)

Media@InvitationHomes.com